OPINION OF SOSNOW AND ASSOCIATES PLLC AS TO THE LEGALITY OF THE SECURITIES BEING QUALIFIED

Exhibit No. 12.1

Robin Sosnow, Esq., Managing Partner

648 Broadway, Suite 1000
New York, NY 10012
OFFICE: 646-543-6061 | CELL: 917-969-2147
EMAIL: robin@jobsactlawyer.com
WEB: www.jobsactlawyers.com

[Date]

Concreit Fund I LLC

c/o Concreit Fund Management LLC

1411 4th Avenue, Suite 1000

Seattle, WA 98101

Re:	Securities Registered under an Offering Statement under Regulation A

Ladies and Gentlemen:

We have acted as counsel of Concreit Fund I LLC, a Delaware limited liability company (the “Company”), in connection with your filing of an Offering Statement (CIK No. 0001781324) (the “Offering Statement”) pursuant to Rule 252(d) of Regulation A under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offering by the Company of up to $50,000,000 of the Company’s Investor Shares (as defined in the First Amended & Restated Limited Liability Company Agreement of the Company dated October 25, 2019 between the Company and the members thereto (the “Operating Agreement”)). Capitalized terms that are used but not otherwise defined in this letter shall have the meaning assigned thereto in the Operating Agreement.

For purposes of this letter, our review of documents has been limited to the review of a copy furnished to us of the Operating Agreement, the Offering Statement, the form of Subscription Agreement between the Company and each of the subscribers (the “Subscription Agreement”), and the back-up certificate you provided to us. In particular, we have not reviewed and express no opinion as to any other document that is referred to in, incorporated by reference into, or attached (as an exhibit, schedule, or otherwise) to any of the documents reviewed by us. The opinions in this letter related only to the documents specified in such opinions, and not to any exhibit, schedule, or other attachment to, or any other document referred to in or incorporated by reference into, any of such documents. We have assumed that there exists no provision in any document that we have not reviewed that is inconsistent with the opinions in this letter. We have conducted no factual investigation of our own, and have relied solely upon the documents reviewed by us, the statements and information set forth in such documents, and the additional matters recited or assumed in this letter, all of which we assume to be true, complete, and accurate and none of which we have investigated or verified.

The opinions set forth below are limited to the Delaware Limited Liability Company Act, which includes reported judicial decisions interpreting the Delaware Limited Liability Company Act (the “LLC Act”).

Based upon and subject to the foregoing, and subject to the assumptions, exceptions, qualifications and limitations in this letter, we are of the opinion that:

1.	The Investor Shares have been duly authorized, and, upon issuance and delivery against payment therefor in accordance with the terms of the Operating Agreement and the Subscription Agreement will be validly issued, and , subject to the exceptions set forth in the numbered paragraph 2 below, fully paid and nonassessable.

2.	Under the LLC Act, the holders of the Investor Shares will have no obligation to make payments or contributions to the Company or its creditors solely by reason of their ownership of the Investor Shares, expect (i) as provided in the Operating Agreement or as otherwise agreed, and (ii) for liability for the amount of any wrongful distribution to such holder of Investor Shares.

The opinions in this letter are subject to the following assumptions, exceptions, qualification, and limitations in additions to those above:

A.	The opinions in this letter are limited to the laws of the State of Delaware in effect on the date hereof (not including tax laws, insurance laws, antitrust laws, and securities laws, and laws applicable to the particular nature of the assets or activities of the Company, and rules, regulations, orders, and decisions relating thereto), and we have not considered and express no opinion on the effect of, concerning matters involving, or otherwise with respect to, any other laws of any jurisdiction (including, without limitation, federal laws of the United States of America and laws of the State of Washington), or rules, regulations, orders, or decisions relating thereto.

B.	We have assumed: (i) due incorporation or formation, as the case may be, due organization, and valid existence in good standing under the laws of all relevant jurisdictions of each of the parties (including, without limitation, the Company) and each of the signatories (other than natural persons) to the document reviewed by us; (ii) that none of the Company or such parties or signatories has dissolved or terminated; (iii) that each of such parties and signatories had and has the power and authority to execute, deliver, and perform such document; (iv) the due authorization, execution, and delivery of such document by each of such parties and signatories (including, without limitation, the execution by each member of the Company of a counterpart signature page to the Operating Agreement); (v) the legal capacity of all relevant natural persons; (vi) that any waiver under any document reviewed by us has been given voluntarily, intelligently, and knowingly; (vii) the payment by each of the Company’s members to the Company and the Company’s actual receipt of the full consideration for the Investor Shares issued to and acquired by such Company member, when and as the same became due, pursuant to the terms of the Subscription Agreement; and (viii) that the Investor Shares are offered and sold to the Company’s members in accordance with the Operating Agreement and the Subscription Agreement.

C.	We have assumed that: (i) all signatures on all documents reviewed by us are genuine; (ii) all documents furnished to us as originals are authentic; (iii) all documents furnished to us as copies or specimens conform to the originals thereof; (iv) all documents furnished to us in final draft or final or execution form have not been terminated, rescinded, altered or amended, are in full force and effect and conform to the final executed originals of such documents; (v) each document reviewed by us constitutes the entire agreement among the parties thereto with respect to the subject matter thereof (including, without limitation, that the Operating Agreement constitutes the entire “limited liability company agreement” (as defined in the LLC Act) of the Company); and (iv) each document reviewed by us constitutes a legal, valid, and binding obligation of each of the parties thereto, enforceable against each of such parties in accordance with its terms.

We consent to the use of this letter as an exhibit to the Offering Statement, and we further consent to the use of our name wherever appearing in the Offering Statement, including the offering circular constituting a part thereof, and any amendment thereto. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the regulations of the Securities and Exchange Commission thereunder. Except as set forth in the first sentence of this paragraph, without our prior written consent, this letter may not be furnished or quoted to, or relied upon by, any other person, or entity, or relied upon for any other purpose. There are no implied opinions in this letter. This letter speaks only as of the date hereof, and we undertake no obligation to advise anyone of any changes in the foregoing subsequent to the delivery of this letter.

Very truly yours,

SOSNOW & ASSOCIATES PLLC
Professional Limited Liability Company

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